Exhibit 99.1


THE COCA-COLA COMPANY
NEWS RELEASE                              Media Relations Department
                                          P.O. Box 1734, Atlanta, Georgia 30301
                                          Telephone: (404) 676-2121

FOR IMMEDIATE RELEASE                     Contact: Sonya Soutus
                                                   404-676-2683



                 COCA-COLA NAMES E. NEVILLE ISDELL CHAIRMAN AND
                          CHIEF EXECUTIVE OFFICER ELECT
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         ATLANTA, May 4, 2004 -- The Coca-Cola Company today announced that the
Company's Board of Directors has named E. Neville Isdell chairman and chief executive officer elect to succeed Doug Daft. The transition is expected to take place by early summer. Until that time, Mr. Daft will work to ensure an effective and seamless transition.

         Donald R. Keough, chairman of the Management Development Committee of the Board, which conducted the search, said: "During this thorough search process, we have been privileged to meet with a number of outstanding and talented leaders. As a result of this process, we concluded that our ideal candidate was an executive who combined a deep prior knowledge of our brand, our values, and our system. Within this field of highly accomplished executives, Neville Isdell possesses the unique talents and experience to lead this great company."

         Doug Daft said: "Upon becoming chief executive in 2000, I had four key objectives: to re-establish critical relationships with our bottling partners, customers and communities everywhere, to expand the Company's portfolio of beverages, to

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invest in our brands, and to implement a strategy for building share owner value. We have made significant progress in all of these areas, and Neville inherits a strong and thriving company with rock solid fundamental strengths. Neville's deep knowledge of our global business and system will serve him extremely well as he takes over the reins of our Company and moves our business forward."

         E. Neville Isdell said: "I am both proud and humbled to be given the opportunity to help write the next chapter in this illustrious company's history. I appreciate the importance of this position and the trust placed in me by the Board of Directors. We are all grateful to Doug Daft for his enormous contributions and look forward to building upon the tremendous foundation he and his team have built. I am excited to get started and help shape our future," concluded Mr. Isdell.

         Jimmy Williams, member of the Management Development Committee of the Board commented, "Neville Isdell has led the Company's business operations on five continents and in some of its largest and most important markets. He has developed new markets and injected innovation and competitiveness into existing operations. Additionally, he has created major bottling companies and built outstanding leadership teams while staying true to the enduring values of our brand and Company."

         An Irish citizen, Mr. Isdell, 60, joined the Coca-Cola system in Zambia in 1966. After holding positions of increasing responsibility in South Africa, Australia, and The Philippines, he was named president of the Company's Central European Division, based in Germany, in 1985, where he restructured the German bottling system to 30 franchises from 106 in just over three years. From 1989 to 1998 as group president for North East Europe, the Middle East and Africa and one of five

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executives operating the worldwide business, Mr. Isdell was responsible for opening or re-opening new markets in India, the Middle East, Eastern Europe and the former Soviet Union. In 1995 he was named president of the Greater Europe Group comprising territories accounting for nearly one third of the Company's worldwide profits.

         Mr. Isdell left the Company in 1998 to serve as chairman of Coca-Cola Beverages, a company that went public the same year. In 2000, he negotiated a merger with Hellenic Bottling Company to form Coca-Cola HBC, at the time the world's second-largest Coca-Cola bottler, and became its chief executive officer. He left CCHBC at the end of 2001.

         Mr. Isdell holds a BS in Sociology from the University of Cape Town and has studied at the Harvard Business School. He has served on the Boards of Directors of Coca-Cola Enterprises, Coca-Cola Amatil, Coca-Cola Femsa, and British Telecom, and remains a director of Scottish and Newcastle Breweries.

The Coca-Cola Company
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The Coca-Cola Company is the world's largest beverage company. Along with
Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.
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Forward-Looking Statements
--------------------------
This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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